Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

AIM ImmunoTech Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share(2)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity(3)(4)	Common stock, par value $0.001 per share	Other	9,975,000	$0.53	(1)	$5,286,750	$147.60 per $1,000,000 of the proposed maximum aggregate offering price	$780.32
Total Offering Amounts						$5,286,750		$780.32
Total Fee Offsets								-
Net Fee Due								$780.32

Footnotes:

(1)	Assumed price of $0.53 per share (95% of $0.56 per share, the closing price of our Common Stock on NYSE American on April 12, 2024).
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Act”).
(3)	This Registration also relates to the rights to purchase shares of Series A Junior Participating Preferred Stock of the Registrant, which are attached to all shares of Common Stock pursuant to the terms of the Registrant’s Third Amended and Restated Rights Agreement dated May 12, 2023 described herein under the section “Description of Securities- Series A Junior Participating Preferred Stock”. Until the occurrence of prescribed events, the preferred share purchase rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock. The preferred share purchase rights are appurtenant to and trade with the Common Stock and no separate consideration will be received for the preferred share purchase rights. Therefore, the registration fee for the preferred shares purchase rights is included in the fee for the Common Stock.
(4)

In addition to the shares of Common Stock set forth in this table, pursuant to Rule 416 under the Act, this registration statement also registers such indeterminate number of shares of Common Stock as may become issuable upon exercise of these securities as the same may be adjusted as a result of stock splits, stock dividends, recapitalizations or other similar transactions.